Exhibit (h)(34)

Form Of Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of July __ 2024 (the “Effective Date”) by and among:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C”); and

2.	Financial Investors Trust, a Delaware statutory trust, registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end management investment company (“Trust”), for itself and with respect to the various investment vehicles and managed accounts listed in Schedule B (each a “Fund” and collectively the “Funds”).

SS&C and Trust each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.	As used in this Agreement, the following terms have the following meanings:

(a) “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b) “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c) “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d) “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e) “Confidential Information” means any information about Trust or SS&C, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(f) “Data Supplier” means a supplier of Market Data.

(g) “Governing Documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any offering memorandum, subscription materials and other disclosure documents utilized by Fund in connection with the offering of any of its securities or interests to investors, all as amended from time to time.

(h) “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(i) “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(j) “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(k) “Management” means Trust’s officers, directors, employees, and then current investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then current investment adviser and sub-advisor (if applicable) who are responsible for the day-to-day operations and management of Fund.

(l) “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(m) “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(n) “Services” means the services listed in Schedule A.

(o) “SS&C Associates” means SS&C and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(p) “SS&C Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C in connection with its performance of the Services.

(q) “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

(r) “Trust Data” means all data of Trust, including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Trust and all output and derivatives thereof, necessary to enable SS&C to perform the Services, but excluding SS&C Property.

1.2. Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3. Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4. Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5. The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1. Subject to the terms of this Agreement, SS&C will perform the Services set forth in Schedule A for Trust. SS&C shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Trust requests to change the Services, including those necessitated by a change to the Governing Documents of Fund, or a changes in applicable Law, will only be binding on SS&C when they are reflected in an amendment to Schedule A.

2.2. Trust agrees to pay the fees, charges and expenses set forth in the fee letter(s) (a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement.

2.3. In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C to one or more of its Affiliates or other Persons (and any required Trust consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by SS&C. If SS&C delegates any Services, (i) such delegation shall not relieve SS&C of its duties and obligations hereunder, (ii) in respect of personal data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C, and (iii) if required by applicable Law, SS&C will identify such agents and the Services delegated and will update Trust when making any material changes in sufficient detail to provide transparency and to enable Trust to object to a particular arrangement.

2 of 17

3.	Trust Responsibilities

3.1. The management and control of each Fund is vested exclusively in the Funds’ governing body (e.g., the board of directors for a company or general partner of a limited partnership), if any, and Trust, subject to the terms and provisions of the Fund’s applicable Governing Documents. Trust will make all decisions, perform all management functions relating to the operation of the Funds and authorize all transactions. Trust shall:

(a) designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Trust and each Fund.

(b) evaluate the accuracy, and accept responsibility for the results, of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C of any errors it is in a position to identify.

(c) provide, or cause to be provided, and accept responsibility for, valuations of assets and liabilities in accordance with Trust’s or each Fund’s written valuation policies, as applicable.

(d) provide SS&C with timely and accurate information including trading and investor records, valuations and any other items required by SS&C in order to perform the Services and its duties and obligations hereunder.

3.2. The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C as a support function to Trust and do not limit or modify Trust’s responsibility for determining the value of Fund’s assets and liabilities.

3.3. Trust is solely and exclusively responsible for ensuring that Trust and each Fund complies with Law and its respective Governing Documents. It is the Trust’s responsibility to provide all final Governing Documents related to the Fund as of the Effective Date. The Trust will notify SS&C in writing of any changes to the Fund Governing Documents that may materially impact the Services and/or that affect the Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. SS&C is not responsible for monitoring Trust’s compliance with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4. In the event that Market Data is supplied to or through SS&C Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Trust in connection with the Services and (ii) not be disseminated by Trust or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither SS&C nor any Data Supplier shall be liable to Trust or any other Person for any Losses with respect to Market Data, reliance by SS&C Associates or Trust on Market Data or the provision of Market Data in connection with this Agreement.

3.5. Trust shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C, all Trust Data and the then most current version of all Fund Governing Documents and any agreement between Trust and Fund. Trust shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C will not be required to enter any agreements with that Person in order for SS&C to provide the Services.

3.6. Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith SS&C Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by SS&C Associates in connection with the performance of the Services and SS&C’s duties and obligations hereunder without enquiry or liability.

3.7. Notwithstanding anything in this Agreement to the contrary, if SS&C is in doubt as to any action it should or should not take in its provision of Services, SS&C Associates may request directions, advice or instructions from Trust, or as applicable, Management, custodian or other service providers. If SS&C is in doubt as to any question of law pertaining to any action it should or should not take, Trust will make available to and SS&C Associates may request advice from counsel for any of Trust, Trust’s independent board members, its officers, or Management (including its investment adviser or sub-adviser), each at Trust’s expense.

3.8. Trust agrees that, to the extent applicable, if officer position(s) are filled by SS&C Associates, such SS&C Associate(s) shall be covered by Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and Trust shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of Trust on substantially the same terms as such coverage is provided for the other persons serving as officers of Trust after such persons are no longer officers of Trust; or (iii) continued in the event Trust merges or terminates, on substantially the same terms as such coverage is continued for the other Trust officers (but, in any event, for a period of no less than six years). Trust shall provide SS&C with proof of current coverage, including a copy of the Policy, and shall notify SS&C immediately should the Policy be cancelled or terminated.

3 of 17

4.	Term

4.1. The initial term of this Agreement will be from the Effective Date through the date ending three (3) years following the Effective Date (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 1 year each unless either SS&C or Trust provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

5.	Termination

5.1. SS&C or Trust also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a) The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b) The other Party (i) terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, or (iv) where the other Party is the Trust, and Trust or a Fund becomes subject to a material Action or an Action that SS&C reasonably determines could cause SS&C reputational harm.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2. Upon delivery of a termination notice, subject to the receipt by SS&C of all then-due fees, charges and expenses, SS&C shall continue to provide the Services up to the effective date of the termination notice; thereafter, SS&C shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A executed by SS&C. In the event of the termination of this Agreement, SS&C shall provide exit assistance by promptly supplying requested Trust Data to the applicable Trust entity to which the Trust Data relate, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Fee Letter for the balance of the unexpired portion of the Term. In the event that Trust wishes to retain SS&C to perform additional transition or related post-termination services, including, but not limited to, providing data and reports in new formats, performing work, committing resources, or reporting deliverables after the termination date, the applicable entity and SS&C shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A and/or Fee Letter, as appropriate.

5.3. If Trust elects to terminate this Agreement prior to the end of the Term, Trust agrees to pay an amount equal to the average monthly fee paid by Trust to SS&C under the Agreement multiplied by the number of months remaining in the Term. To the extent any services are performed by SS&C for Trust after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed.

5.4. Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C for Trust after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

4 of 17

6.	Limitation of Liability and Indemnification

6.1. Notwithstanding anything in this Agreement to the contrary SS&C Associates shall not be liable to Trust for any action or inaction of any SS&C Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of SS&C in the performance of SS&C’s duties or obligations under this Agreement. Under no circumstances shall SS&C Associates be liable to Trust for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Trust shall indemnify, defend and hold harmless SS&C Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C Associates suffer, incur, or pay as a result of any Third Party Claim or Claim between the Parties. Any expenses (including legal fees and costs) incurred by SS&C Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Trust on a quarterly basis prior to the final disposition of such matter upon receipt by Trust of an undertaking by SS&C to repay such amount if it shall be determined that an SS&C Associate is not entitled to be indemnified. The maximum amount of cumulative liability of SS&C Associates to a Trust for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by that Trust to SS&C under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.

7.	Representations and Warranties

7.1. Each Party represents and warrants to each other Party that:

(a) It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b) Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c) It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d) The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2. Trust represents and warrants to SS&C that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Trust and other corporate actions thereof; (ii) it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is in the process of being registered with the Securities and Exchange Commission (the “SEC”) as a closed-end management investment company; (iii) it is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the "Organizational Documents") to enter into and perform this Agreement; (iv) the Board of Trustees of Trust has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C of (1) any Action against it, Management and its investment adviser or sub-adviser and (2) changes (or pending changes) in applicable Law with respect to Trust that are relevant to the Services.

7.3. SS&C represents and warrants to Trust that:

(a) It has and will continue to have access to the necessary licenses, facilities, equipment and personnel to perform its duties and obligations under this Agreement;

(b) To the best of its knowledge, information and belief having regard to any requests made to SS&C by Trust, SS&C has disclosed to Trust prior to the date hereof all facts in relation to SS&C and its business affairs and regulatory standing as are material and ought properly to be made known to any person proposing to enter into this Agreement;

5 of 17

(c) It has implemented and maintains commercially reasonable policies and procedures that are reasonably designed to protect against unauthorized access to or use of Trust Data, Personal Information and Trust and Fund Confidential Information maintained by SS&C that could result in material harm or inconvenience to Trust, Fund or Fund investors; and

(d) To the best of its knowledge, information and belief none of the software owned or licensed by SS&C and used to provide the services hereunder to Trust contains a virus, malware or a similar defect that could reasonably be anticipated to damage, detrimentally interfere with, surreptitiously intercept, adversely affect or expropriate Personal Information or Trust or Fund Confidential Information maintained by SS&C.

8.	Trust Data

8.1. Trust will (i) provide or ensure that other Persons provide all Trust Data to SS&C in an electronic format that is acceptable to SS&C (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Trust Data. As between SS&C and Trust, all Trust Data shall remain the property of the applicable Trust. Trust Data shall not be used or disclosed by SS&C other than in connection with providing the Services and as permitted under Section 11.2. SS&C shall be permitted to act upon instructions from Trust with respect to the disclosure or disposition of Trust Data related to Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2. SS&C shall maintain and store material Trust Data used in the books and records of Funds for at least a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

9.	Data Protection

9.1. From time to time and in connection with the Services SS&C may obtain access to certain personal data from Trust or a Fund. Personal data relating to Trust and their respective Affiliates, members, shareholders, directors, officers, partners, employees and agents, and of Fund investors or prospective investors will be processed by and on behalf of SS&C.

9.2. Trust consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law.

10.	SS&C Property

10.1. SS&C Property is and shall remain the property of SS&C or, when applicable, its Affiliates or suppliers. Neither Trust nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C Property, except as specifically set forth herein. Trust shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C to receive the same, any information concerning the SS&C Property and shall use reasonable efforts to prevent any such disclosure.

11.	Confidentiality

11.1. Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, Trusts or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2. Each Party may disclose the other Party’s Confidential Information:

(a) In the case of Trust, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Trust Representative”) who need to know such information for the purpose of carrying out Trust’s duties under, or receiving the benefits of or enforcing, this Agreement. Trust shall ensure compliance by Trust Representatives with Section 11.1.

(b) In the case of SS&C, to Trust and each SS&C Associate, Trust Representative, investor, Trust bank or broker, Trust counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out SS&C’s duties under or enforcing this Agreement. SS&C shall ensure compliance by SS&C Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c) As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

6 of 17

11.3. Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4. SS&C’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C shall have no obligation to use Confidential Information of, or data obtained with respect to, any other Trust of SS&C in connection with the Services.

11.5. Upon the prior written consent of Trust, SS&C shall have the right to identify such Trust in connection with its marketing-related activities and in its marketing materials as a Trust of SS&C. Upon the prior written consent of SS&C, Trust shall have the right to identify SS&C and to describe the Services and the material terms of this Agreement. This Agreement shall not prohibit SS&C from using any Trust data (including Trust Data) in tracking and reporting on SS&C’s Trusts generally or making public statements about such subjects as its business or industry; provided that Trust is not named in such public statements without its prior written consent. If the Services include the distribution by SS&C of notices or statements to investors, SS&C may, upon advance notice to Trust, include reasonable notices describing those terms of this Agreement relating to SS&C and its liability and the limitations thereon; if investor notices are not sent by SS&C but rather by Trust or some other Person, Trust will reasonably cooperate with any request by SS&C to include such notices. Trust shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C is (i) providing valuations with respect to Trust’s securities, products or services, verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Trust, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Trust or any of its assets, investors or customers.

12.	Notices

12.1. Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier, (iv) by any confirmed facsimile or (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C (to each of):

If to Trust:

13.	Miscellaneous

13.1. Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C Associate has authority to bind SS&C in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

7 of 17

13.2. Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Trust, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C. SS&C may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of SS&C, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of SS&C’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3. Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4. Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5. Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C Associates related to the Services and the subject matter of this Agreement, and no SS&C Associate shall have any liability to Trust or any other Person for, and Trust hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6. Force Majeure. SS&C will not be responsible for any Losses of property in SS&C Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

13.7. Non-Exclusivity. The duties and obligations of SS&C hereunder shall not preclude SS&C from providing services of a comparable or different nature to any other Person. Trust understands that SS&C may have relationships with Data Suppliers and providers of technology, data or other services to Trust and SS&C may receive economic or other benefits in connection with the Services provided hereunder.

13.8. No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between the Parties.

13.9. No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, Trust will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C or its Affiliates without the consent of SS&C; provided, however, that the foregoing shall not prevent Trust from soliciting employees through general advertising not targeted specifically at any or all SS&C Associates. If Trust employs or engages any SS&C Associate during the term of this Agreement or the period of 12 months thereafter, Trust shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C.

13.10. No Warranties. Except as expressly listed herein, SS&C and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11. Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

8 of 17

13.12. Testimony. If SS&C is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Trust in any Action to which Trust is a party or otherwise related to Trust, Trust shall reimburse SS&C for all costs and expenses, including the time of its professional staff at SS&C’s standard rates and the cost of legal representation, that SS&C reasonably incurs in connection therewith.

13.13. Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C Associates and Data Suppliers.

13.14. Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

* * *

Signature Page to Immediately Follow

9 of 17

This Agreement has been entered into by the Parties as of the Effective Date.

ALPS Fund Services, Inc.	Financial Investors Trust

By:	By:

Name:	Name:

Title:	Title:

10 of 17

Schedule A

Services

A.	General

1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	Trust acknowledges that SS&C’s ability to perform the Services is subject to SS&C’s timely receipt of all Trust Data, the then most current version of Fund Governing Documents and required implementation documentation and SS&C application user forms, and the receipt of such information in an accurate and complete form, and in electronic file format, acceptable to SS&C.

3.	Trust acknowledges that SS&C’s ability to perform the Services is subject to the following dependencies:

(i)	Trust, Funds and other Persons that are not employees or agents of SS&C whose cooperation is reasonably required for SS&C to provide the Services providing cooperation, information and, as applicable, instructions to SS&C promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by Trust and other Persons that are not employees or agents of SS&C remaining fully operational.

(iii)	The accuracy and completeness of any Trust Data or other information provided to SS&C Associates in connection with the Services by any Person.

(iv)	Trust informing SS&C on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by Trust under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)	SS&C’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C Web Portal and other application User information.

4.	The following Services will be performed by SS&C and, as applicable, are contingent on the performance by Fund and Management of the duties and obligations listed.

B.	Fund Accounting and Administration Services

1.	Fund Accounting

(i)	Calculate daily NAVs as required by Fund and in conformance with generally accepted accounting principles ("GAAP"), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

(ii)	Transmit NAVs to investment adviser, NASDAQ, Transfer Agent & other third parties

(iii)	Reconcile cash & investment balances with the custodian

(iv)	Provide data and reports to support preparation of financial statements and filings

(v)	Prepare required Fund Accounting records in accordance with the 1940 Act

(vi)	Obtain and apply security valuations as directed and determined by Fund consistent with Fund’s pricing and valuation policies

(vii)	Participate, when requested, in Fair Value Committee meetings as a non-voting member

(viii)	Calculate monthly SEC standardized total return performance figures

(ix)	Coordinate reporting to outside agencies including Morningstar, etc

(x)	Prepare and file Form N-PORT

11 of 17

2.	Fund Administration

(i)	Prepare annual and semi-annual financials statements utilizing templates for standard layout and printing

(ii)	Prepare Forms N-CEN, N-CSR and 24F-2

(iii)	Coordinate filing of Form N-CEN and 24F-2

(iv)	Host annual audits.

(v)	Prepare required reports for quarterly Board meetings

(vi)	Monitor expense ratios

(vii)	Maintain budget vs. actual expenses

(viii)	Manage fund invoice approval and bill payment process

(ix)	Assist with placement of Fidelity Bond and E&O insurance

3.	Legal Administration

(i)	Assist and coordinate the filing of routine or regular notices, reports, and similar filings required by New York Stock Exchange (“NYSE”) rules and regulations, including annual written affirmations, as agreed in writing between the Parties and Fund’s counsel

(ii)	Coordinate with EDGAR agent filing of Forms N-CSR and N-PX

(iii)	Coordinate with printing agent to prepare typeset versions of proxy statements and marketing materials

(iv)	Host Board meeting planning calls, and compile and distribute quarterly Board meeting materials

(v)	Participate in quarterly Board meetings telephonically and prepare first draft of quarterly meeting minutes

4.	Tax Administration

(i)	Calculate dividend and capital gain distribution rates

(ii)	Prepare ROCSOP and required tax designations for Annual Report

(iii)	Prepare and coordinate filing of income and excise tax returns (audit firm to sign all returns as paid preparer)

(iv)	Calculate/monitor book-to-tax differences

(v)	Provide quarterly Subchapter M compliance asset diversification compliance monitoring and reporting

(vi)	Provide annual Subchapter M gross income test information

(vii)	Provide tax re-allocation data for shareholder 1099 reporting

(viii)	Prepare and distribute 19a-1 filings, as required

Notes and Terms to Fund Accounting and Administration

1.	SS&C agrees to maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided hereunder and shall provide to Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by Fund. SS&C shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by Fund.

2.	Portfolio compliance with: (i) the investment objective and certain policies and restrictions as disclosed in Fund’s prospectus and statement of additional information, as applicable; and (ii) certain SEC rules and regulations (collectively, “Portfolio Compliance”) is required daily and is the responsibility of Fund or its Management, as applicable. SS&C will perform Portfolio Compliance testing (post-trade, daily on a T+2 basis) to test Fund’s Portfolio Compliance (the “Portfolio Compliance Testing”). The frequency and nature of the Portfolio Compliance Testing and the methodology and process in accordance with which the Portfolio Compliance Testing are conducted, are mutually agreed to between SS&C and Fund. SS&C will report violations, if any, to Fund’s Chief Compliance Officer as promptly as practicable following discovery.

12 of 17

3.	SS&C independently tests Portfolio Compliance based upon information contained in the source reports received by SS&C’ fund accounting department and supplemental data from certain third-party sources. As such, Portfolio Compliance Testing performed by SS&C is limited by the information contained in Fund accounting source reports and supplemental data from third-party sources. Fund agrees and acknowledges that SS&C’ performance of the Portfolio Compliance Testing shall not relieve Fund of its primary day-to-day responsibility for assuring such Portfolio Compliance, including on a pre-trade basis, and SS&C shall not be held liable for any act or omission of Fund or its Management (or any other Party) as applicable, with respect to Portfolio Compliance.

4.	Fund acknowledges that SS&C may rely on and shall have no responsibility to validate the existence of assets reported by Fund, its Management, Fund’s custodian or other Fund service provider, other than SS&C’ completion of a reconciliation of the assets reported by the Parties or as otherwise provided for under this Agreement. Except as otherwise provided for herein, Fund acknowledges that it is the sole responsibility of Fund to validate the existence of assets reported to SS&C. SS&C may rely and has no duty to investigate the representations of Fund, its Management, Fund’s custodian or other Fund service provider.

5.	SS&C shall utilize one or more pricing services, as directed by Fund. Fund shall identify in writing to SS&C the pricing service(s) to be utilized on behalf of Fund. For those securities where prices are not provided by the pricing service(s), Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C the resulting price(s). In the event Fund desires to provide a price that varies from the price provided by the pricing service(s), Fund shall promptly notify and supply SS&C with the valuation of any such security on each valuation date. All pricing changes made by Fund will be provided to SS&C in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

C.	Report Modernization Terms and Conditions

1.	Trust acknowledges that SS&C may rely on and shall have no responsibility to validate the existence of assets reported by Trust, Trust’s custodian or other Trust service provider, other than SS&C’ completion of a reconciliation of the assets reported by the parties. Trust acknowledges that it is the sole responsibility of Trust to validate the existence of assets reported to SS&C. SS&C may rely, and has no duty to investigate the representations of Trust, Trust’s custodian or other Trust service provider.

SS&C shall utilize one or more pricing services, as directed by Trust. Trust shall identify in writing to SS&C the pricing service(s) to be utilized on behalf of Trust. For those securities where prices are not provided by the pricing service(s), Trust shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to SS&C the resulting price(s). In the event Trust desires to provide a price that varies from the price provided by the pricing service(s), Trust shall promptly notify and supply SS&C with the valuation of any such security on each valuation date. All pricing changes made by Trust will be provided to SS&C in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

2.	In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

•	Preparation and Filing of Form N-PORT and Form N-CEN

13 of 17

(i)	In connection with completion of the Modern Data Services, Market Data may be supplied to Trust through an SS&C Associate(s) or directly by a Data Supplier (for the purposes of this Section H, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Trust by SS&C or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, Trust acknowledges that Market Data is proprietary to SS&C Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by Trust to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Trust obtaining a data license from SS&C Associates or Data Supplier, as applicable. Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Trust.

(ii)	Trust acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or SS&C Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

(iii)	No SS&C Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that SS&C will endeavor, upon receipt of notice from Trust, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Trust.

(iv)	Notwithstanding anything in this Agreement to the contrary, no SS&C Associate nor Data Supplier shall be liable to Trust or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an SS&C Associate(s), Trust or any other Person on such Market Data. Further, Trust shall indemnify all SS&C Associates and applicable Data Suppliers against, and hold such SS&C Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any SS&C Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom.

(v)	Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no SS&C Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

(vi)	TRUST ACCEPTS THE MARKET DATA AS IS AND NO SS&C ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

D.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of Trust.

14 of 17

(iv)	Is not responsible for determining the valuation of Trust’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of Trust.

(vi)	Is not responsible for affecting any U.S. federal or state regulatory filings which may be required or advisable as a result of the offering of interests in Trust.

(vii)	Is not Trust’s tax advisor and does not provide any tax advice.

(viii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	It is the responsibility of Trust to safeguard all passwords and any other login credentials; for all purposes of this Agreement SS&C shall be entitled to assume that any user of such credentials is an authorized representative of Trust.

3.	If SS&C allows Trust, Fund, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C and/or (ii) issue instructions to SS&C via web portals or other similar electronic mechanisms hosted or maintained by SS&C or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Trust and Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Trust, Fund or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Trust shall not be effective until SS&C has confirmed receipt and execution of such change.

(ii)	SS&C grants to Trust a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Trust Data and, if applicable, issue instructions. Trust will ensure that any use of access to any Web Portal is in accordance with SS&C’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Trust Data; or (ii) any license to any software.

(iii)	Trust will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the Web Portal. Trust will not remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C reserves all rights in SS&C systems and in the software that are not expressly granted to Trust or a Fund hereunder.

(v)	SS&C may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C will endeavor to notify Trust as soon as reasonably practicable of such action.

4.	Notwithstanding anything in this Agreement to the contrary, Trust has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C are the responsibility of Trust and are subject to review and approval by Trust’s auditors, or tax preparers, as applicable and SS&C bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C.

5.	SS&C shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C may elect to provide these services only upon Trust agreement in writing to separate fees in the event responding to such requests becomes, in SS&C’s sole discretion, excessive.

15 of 17

6.	Reports and information shall be deemed provided to Trust if they are made available to Trust online through SS&C’s Web Portal.

16 of 17

Schedule B

Funds

Fund	Organization
ALPS | CoreCommodity Natural Resources ETF

17 of 17